 Exhibit 99.1

CORMEDIX INC. REPORTS SECOND QUARTER FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE
LOCK-IT-100 trial results positive; trial halted for efficacy
Conference Call today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – August 14, 2018 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the second quarter and six months ended June 30, 2018 and provided an update on recent business developments.

“We were thrilled to have recently announced the best-case scenario outcome for our LOCK-IT-100 interim analysis, with the Data Safety Monitoring Board recommending the trial be halted for efficacy and data submitted to the FDA,” said Khoso Baluch, Chief Executive Officer of CorMedix. “Over the past few months, our clinical team put in a tremendous effort to lock the interim data set, and with these great results now in hand we are winding down the trial and preparing to meet with the FDA to agree on the next steps in the Neutrolin development plan. We expect to meet with the FDA and to have agreement with respect to next steps in the fourth quarter of 2018.”

Mr. Baluch continued, “We believe Neutrolin has the potential to meaningfully improve patient care by significantly reducing or eliminating costly and potentially deadly catheter-related bloodstream infections, and we now have the data validating Neutrolin’s efficacy. We have sufficient capital to get us beyond the FDA meeting, after which we will fully evaluate our capital needs and options to get us ultimately to an NDA filing.”

Recent Corporate and Clinical Highlights:

●
Announced the independent Data Safety Monitoring Board (DSMB) completed its review and analysis of the LOCK-IT-100 interim data from the Phase 3 LOCK-IT-100 study for Neutrolin. The DSMB recommended the study be terminated early as the pre-specified level of statistical significance had been achieved and efficacy had been demonstrated. No safety concerns were reported by the DSMB based on the interim data. The Company has halted the study and is planning to meet with the U.S. Food and Drug Administration during the fourth quarter of 2018 to agree on the next steps with respect to the Neutrolin development program, leading ultimately to an NDA filing.

Second Quarter and First Half 2018 Financial Highlights

For the second quarter 2018, CorMedix recorded a net loss of $8.6 million, or $0.10 per share, compared with a net loss of $5.1 million, or $0.10 per share, in the second quarter 2017, an increase of $3.5 million. The increase in net loss in the second quarter 2018 compared with the second quarter of 2017 was driven primarily by increased costs related to the LOCK-IT-100 clinical study, and by a $0.1 million reduction in gross profit. During the second quarter of 2017, the Company also recorded a $1.9 million non-cash gain related to a change in the fair value of warrants issued in connection with a public offering.

Operating expenses in the second quarter 2018 were $8.6 million, compared to $7.0 million in the second quarter of 2017, an increase of approximately 19.7%. This increase was due primarily to a $1.5 million, or 29.7% increase, in R&D expense, while SG&A expense declined by 5.2%. Within R&D, the cost of the LOCK-IT-100 clinical trial increased by $1.8 million due to higher CRO expenses and an increase in CRA time and travel costs.

For the six months ended June 30, 2018, CorMedix recorded a net loss of $18.7 million, or $0.24 per share, compared with a net loss of $12.7 million, or $0.27 per share, in the first half of 2017, an increase of $6.0 million. The increase in net loss in the first half of 2018 compared with the first half of 2017 was driven primarily by increased costs related to the LOCK-IT-100 clinical study. During the first half of 2017, the Company also recorded a $1.9 million non-cash gain related to a change in the fair value of warrants issued in connection with a public offering.

Operating expenses in the first half of 2018 were $18.8 million, compared to $14.6 million in the first half of 2017, an increase of approximately 47.1%. This increase was due primarily to a $4.9 million, or 48.6% increase, in R&D expense, while SG&A expense declined by 18%.

Total cash on hand and short-term investments as of June 30, 2018 was $4.7 million, excluding restricted cash of $0.2 million. The Company believes that, based on the Company’s cash resources at June 30, 2018, the proceeds received under its ATM program through August 10, 2018, and the current status of its CRO negotiations, it has sufficient resources to fund the costs of closing the LOCK-IT-100 study and holding its meeting with the FDA. The Company will more fully evaluate the amount of funding needed to complete Neutrolin development and file an NDA after its planned meeting with the FDA.

Conference Call Information:

CorMedix CEO, Khoso Baluch will host a conference call and webcast today, August 14, 2018, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Tuesday, August 14 at 4:30pm Eastern Time

Domestic:    877-407-9124
International:    201-689-8584
Conference ID:    13681918
Webcast:    http://www.investorcalendar.com/event/35301

A replay will be available through August 28 by dialing:

Domestic:    877-481-4010
Replay PIN:    35301

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; risks related to obtaining FDA approval of the new drug application for Neutrolin; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Net sales	$7,551	$136,168	$30,760	$175,727
Cost of sales	(33,663)	(18,052)	(62,238)	(111,624)
Gross profit (loss)	(26,112)	118,116	(31,478)	64,103
Operating Expenses:
Research and development	(6,600,215)	(5,089,624)	(14,880,658)	(10,013,891)
Selling, general and administrative	(1,945,825)	(2,051,093)	(3,848,838)	(4,691,819)
Total Operating Expenses	(8,546,040)	(7,140,717)	(18,729,495)	(14,705,710)
Loss From Operations	(8,572,152)	(7,022,601)	(18,760,973)	(14,641,607)
Other Income (Expense):
Interest income	10,196	28,578	24,971	52,009
Foreign exchange transactions loss	5,043	(5,537)	(4,154)	(6,823)
Change in fair value of derivative liability	-	1,853,365	-	1,853,365
Interest expense	-	-	(1,873)	-
Total Other Income (Expense)	15,239	1,876,406	18,944	1,898,551
Net Loss	(8,556,913)	(5,146,195)	(18,742,029)	(12,743,056)
Other Comprehensive Income (Loss):
Unrealized gain (loss) from investments	-	300	-	10,413
Foreign currency translation gain (loss)	394	6,077	(1,030)	5,085
Total Other Comprehensive Income (Loss)	394	6,377	(1,030)	15,498
Comprehensive Loss	(8,556,519)	(5,139,818)	(18,743,059)	(12,727,558)
Net Loss Per Common Share – Basic and Diluted	$(0.10)	$(0.10)	$(0.24)	$(0.27)
Weighted Average Common Shares Outstanding – Basic and Diluted	82,354,273	52,583,177	78,692,987	46,637,083

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Cash, cash equivalents and restricted cash	$4,873,531	$10,551,282
Short-term investments	$-	$1,604,198
Total Assets	$5,926,549	$13,453,933
Total Liabilities	$12,404,566	$6,260,582
Accumulated deficit	$(170,900,158)	$(152,174,866)
Total Stockholders’ Equity (Deficit)	$(6,478,017)	$7,193,351

CORMEDIX INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Month Periods Ended June 30,
	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,742,029)	$(12,743,056)
Net cash used in operating activities	(11,389,784)	(14,509,911)
CASH FLOWS USED IN INVESTING ACTIVITIES:
Net cash provided by investing activities	1,565,973	1,221,216

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock from at-the-market program	4,149,713	347,361
Proceeds from the public offering of common stock and warrants	-	12,798,325
Proceeds from exercise of stock options	-	6,800
Net cash provided by financing activities	4,149,713	13,152,486
NET DECREASE IN CASH	(5,677,751)	(127,102)
CASH - BEGINNING OF PERIOD	10,551,282	8,236,043
CASH - END OF PERIOD	$4,873,531	$8,108,941